Exhibit (d)(2)

I-TRAX, INC.
4 Hillman Drive, Suite 130
Chadds Ford, PA 19103

January 18, 2008
Robert G. Zimmerman
Vice President
1411 Lake Cook Road — L414
Deerfield, Illinois 60015-5238

Re:	Confidentiality Agreement entered into as of July 26, 2007 by and among I-trax, Inc. and Walgreen Co.

Dear Mr. Zimmerman:

Reference is made to the above Confidentiality Agreement:

Walgreen Co. and I-trax, Inc. desire to amend the Confidentiality Agreement to add additional terms as provided below. Accordingly, the parties, intending to be legally bound, hereby agree as follows:

1. Non-Solicitation of Employees.  The following Section 14A is added to the Confidentiality Agreement:

14A. Each party agrees that, for a period of 12 months from January 18, 2008, without the prior written consent of the other party, such party will not (i) solicit to hire any employee employed in a senior management position by the other party or any subsidiary or affiliate of the other party; or (ii) solicit to hire any other employee of the other party or any subsidiary or affiliate of the other party with whom such party had contact in connection with the process contemplated by this Agreement. General advertising does not constitute solicitation hereunder. This Section 14A will not restrict a party from hiring an employee of the other party if the employee, and not the hiring party, initiated contact regarding the possibility of employment by the hiring party.

2. Standstill.  The following Section 14B is added to the Confidentiality Agreement:

14B. (i) Walgreen Co. (“Walgreen”) agrees that for a period of 9 months from January 18, 2008, without the prior written consent of I-trax, Inc. (“I-trax”), Walgreen or any affiliate of Walgreen may not: (A) acquire any shares of common stock of I-trax, (B) make an offer to purchase or acquire shares of common stock of I-trax, (C) make any formal proposal for the acquisition, merger, business combination, or acquisition of control or substantially all of the assets of I-trax other than by means of a written proposal solely to the Board of Directors of I-trax, or (D) act as a representative of any other person or group in any capacity, whether as financial advisor, dealer, manager, consultant or otherwise, concerning or relating to an acquisition, merger, business combination, or acquisition of control or substantially all of the assets of I-trax by such person or group. Walgreen further agrees that during this same period, neither Walgreen nor any of its affiliates will individually or as a member of a group (1) solicit proxies in opposition to proxies being solicited by management of I-trax from security holders of I-trax, (2) engage in a proxy contest against management of I-trax, or (3) act as a representative of any person or group in any capacity which is soliciting proxies or engaging in a proxy contest in opposition to management of I-trax. However, the restrictions in this paragraph will terminate if (x) any other person, entity or group (a “third party”) makes a public announcement that it intends to commence (or is commencing) a tender or exchange offer with respect to the common or preferred stock of I-trax, (y) I-trax enters into a binding agreement providing for an acquisition of I-trax, a merger or business combination involving I-trax or a similar transaction (a “Transaction”) or (z) I-trax makes a public announcement that it is evaluating or pursuing strategic alternatives or is in discussions with any third party concerning, or has approved the terms of, a Transaction.

(ii) For so long as Section 14B(i) is in effect, I-trax agrees that it will require any third party to execute an agreement containing non-solicitation and standstill covenants substantially similar to those contained in this Agreement prior to, and as a condition of, I-trax engaging in any of the following activities: (a) having any substantive discussions or negotiations with such third party concerning a potential Transaction or (b) giving such third party access to any material non-public information regarding I-trax (whether or not contained in a data room) in connection with or for the purpose of facilitating such discussions or negotiations. I-trax may not amend or waive any provisions in any standstill entered into with a third party, unless in each case I-trax concurrently offers Walgreen a substantially similar amendment or waiver, as the case may be.

Except as set forth in this Amendment, the Confidentiality Agreement remains in full force and effect and references in the Confidentiality Agreement to “this Agreement,” “the Agreement,” “hereunder,” “herein,” “hereof” and words of like effect mean the Confidentiality Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts and counterparts may be exchanges by facsimile. The counterparts, when taken together, constitute one instrument.

[Signatures appear on the following page.]

If this letter agreement is acceptable to Walgreen, please signify in the space provided below.

Sincerely,

I-TRAX, INC.

/s/  Frank A. Martin
Name:     Frank A. Martin

Title:	Chairman

Accepted, Acknowledged and Agreed to:

WALGREEN CO.

By:	/s/ Robert G. Zimmerman
Name:     Robert G. Zimmerman

Title:	Vice President

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement is entered into as of July 26, 2007 by and among I-TRAX, INC., a Delaware corporation with its principal executive offices located at 4 Hillman Drive, Suite 130 Chadds Ford, PA 19317 and WALGREEN CO., an Illinois corporation with its principal executive offices located at 1411 Lake Cook Road — L414, Deerfield, IL 60015-5238.

A. Pursuant to the terms and conditions of this Agreement, the parties desire to exchange confidential information, including technical and/or marketing and business information particularly with a view to a potential collaboration, strategic alliance or other transaction between the parties (hereinafter referred to as the “Purposes of the Agreement”).

B. The parties desire that Confidential Information (as defined below) disclosed by one party (a “Disclosing Party”) to the other party (a “Receiving Party”) under this Agreement be maintained in confidence.

NOW THEREFORE, in consideration of the foregoing and other good and valuable legal consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. In connection with the Purposes of the Agreement, each party, in its capacity as a Disclosing Party and as a Receiving Party, is willing, in accordance with the terms and conditions of this Agreement, to disclose to the other party, as Receiving Party and as Disclosing Party, “Confidential Information” relating to the Purposes of the Agreement. “Confidential Information” means all non- public, confidential or proprietary documents or other information provided by a Disclosing Party to a Receiving Party, orally, by demonstration and in writing, whether provided before or after the date of this Agreement, whether tangible or intangible, and in whatever form or medium provided, as well as all information derived, compiled or generated by a Receiving Party or by its officers, directors, members, partners, employees, advisors, agents or other representatives and any information regarding the possible transaction between the parties (collectively, the “Representatives”), including, without limitation, scientific, commercial, technical, contractual, engineering, marketing and financial information, inventions, developments, software, know-how, trade secrets, methods, formulae, marketing plans, customer lists and other proprietary information and documents, whether or not patented, patentable or copyrightable, relating to the Purposes of the Agreement.

2. To the extent practicable, Confidential Information disclosed in a documentary or other tangible form will be marked “CONFIDENTIAL,” but the failure to do so will not nullify the confidential nature of the disclosure. With respect to Confidential Information disclosed orally, by visual inspection or by demonstration, if requested by a Receiving Party, a Disclosing Party shall have the obligation to confirm in writing the fact and general nature of each such non-written disclosure within a reasonable time after such disclosure has been made.

3. Confidential Information will be retained in strict confidence and used only in accordance with the Purposes of the Agreement. The Confidential Information will be treated in the same manner as the Receiving Party treats its own confidential and proprietary information, but in no event will the Confidential Information be treated in a less than commercially reasonable manner and in no event will it be disclosed to any third party other than to Representatives of a Receiving Party who reasonably need to know the same to accomplish the Purposes of the Agreement. A Receiving Party will notify all of its Representatives to whom it discloses Confidential Information of the proprietary nature of the Confidential Information and will be responsible for the observance of such terms by such Representatives. A Receiving Party will not, directly or indirectly, use, copy, reverse engineer, decrypt, disassemble, decompile, decipher, reconstruct, or re-orient the circuit design, algorithms, logic or program code or reproduce, in whole or in part, any Confidential Information, except as authorized by this Agreement. In addition, each Receiving Party agrees that, without the prior written consent of the Disclosing Party, the Receiving Party and its Representatives will not disclose to any other person the Confidential Information, the fact that the Confidential Information has been made available to Receiving Party, or that discussions or negotiations are taking place concerning a possible transaction involving the parties to this Agreement or any of the terms, conditions or other facts with respect thereto (including the status thereof), except as is required by law, by a court of competent jurisdiction or regulatory authority of competent jurisdiction. The parties further agree that the Receiving Party will not contact for any purpose any employee, customer, vendor, creditor, lender, or shareholder of the Disclosing Party without the Disclosing

Party’s prior written consent, except with respect to contacts in the ordinary course of business pursuant to preexisting relationships.

4. Notwithstanding any provision of this Agreement to the contrary, the obligations of the Receiving Party to maintain the confidentiality of any Confidential Information in accordance with the terms of this Agreement will not apply to any portion of the Confidential Information which:

(a) is or becomes public knowledge other than through the unauthorized disclosure of a Receiving Party;

(b) was known to a Receiving Party before receipt from a Disclosing Party under this Agreement;

(c) is received from a third party who is not known by the Receiving Party to not have the legal or unrestricted right to make such disclosure;

(d) has been independently developed, discovered or arrived at by a Receiving Party without using any of the Confidential Information;

(e) is information concerning the healthcare and pharmacy industry in general, is generally known or used in the industry or business segment in which the parties operate or that may be obtained by either party should it otherwise expand into such industry or business segment through acquisition, organic growth, joint venture, association or other affiliation; or

(f) subject to Paragraph 5, is required to be disclosed in order to comply with a judicial order or decree or with any law or regulation of any governmental authority.

5. In the event that a Receiving Party or anyone to whom it is permitted to supply the Confidential Information receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, the Receiving Party will:

(a) notify the Disclosing Party as soon as practicable of the existence, terms and circumstances surrounding such request;

(b) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request; and

(c) if disclosure of such Confidential Information is required to prevent the Receiving Party from being held in contempt or subject to other penalty, furnish only such portion of the Confidential Information as, in the opinion of counsel (which may be internal counsel), Receiving Party is legally compelled to disclose and to exercise its best efforts to obtain a protective order, confidentiality agreement or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information, it being understood that any expenses incurred by the Receiving Party in connection with the foregoing shall be reimbursed by the Disclosing Party.

6. Because any breach of the provisions of this Agreement may have a material adverse effect upon a Disclosing Party for many years, and the monetary impact of any such breach may be difficult or impossible to measure accurately in monetary terms or may not make a Disclosing Party whole, the parties recognize and acknowledge that irreparable damage may result in the event that such provisions protecting a Disclosing Party are not specifically enforced against a Receiving Party. Accordingly, if any dispute arises regarding compliance with the terms of this Agreement, the parties agree that the relevant Disclosing Party shall be entitled, without showing actual damage, to seek a temporary or permanent injunction, issuable by any relevant court with relevant jurisdiction, with respect to non-compliance with such provisions pending determination of such controversy and that no bond or other security shall be required in connection with such action. If any dispute arises concerning the rights and obligations of any party under this Agreement, such right or obligation shall be enforceable by a decree of specific performance. The remedies provided herein are cumulative and not exclusive of any other remedies provided at law or equity. A Receiving Party also agrees to reimburse the Disclosing Party for all costs and expenses, including reasonable attorneys’ fees, incurred by a Disclosing Party in successfully enforcing the obligations of a Receiving Party or any of its Representatives hereunder.

7. The Confidential Information will remain the property of a Disclosing Party, and a Disclosing Party may demand the return or destruction thereof at any time upon giving written notice to a Receiving Party. Within 30 days of receipt of such notice, a Receiving Party shall destroy or return all of the original written Confidential Information or other written materials and all compilations and copies thereof received from a Disclosing Party and shall destroy all copies (both written and electronic) in its possession and in the possession of its Representatives.

8. Each Receiving Party hereby acknowledges that (i) the Confidential Information being furnished pursuant to this Agreement contains material non-public information regarding the Disclosing Party and (ii) each Receiving Party is aware, and will advise any of its Representatives who are informed as to the matters which are the subject of this Agreement, that United States securities laws prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer or form communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9. Each Disclosing Party hereby represents and warrants that it has the right and authority to disclose the Confidential Information to each Receiving Party and otherwise makes no representations or warranties of any kind, express or implied, in connection with any information made available hereunder, including, without limitation, any value that might be obtained from evaluation of the Confidential Information. The parties further agree that that the Disclosing Party shall not have any liability whatsoever to the Receiving Party or its Representatives relating to or resulting from the use of, or reliance upon, the Confidential Information or any errors therein or omissions therefrom except to the extent set forth in a definitive agreement between the parties.

10. Notwithstanding anything to the contrary in this Agreement, each Party recognizes and acknowledges that the other Party and its affiliated entities are generally offering services or products within the overall healthcare industry. Neither Party, therefore, intends that this Agreement, the ensuing discussions among the Parties or the delivery of Confidential Information under the terms of this Agreement will impair the rights of such Party and its affiliated entities to continue, modify or expand the scope of its lines of business, marketing plans, and the like, which include expansion into similar lines of business as the other Party, provided that the such Party and its affiliated entities may not use any Confidential Information of the other Party not otherwise excluded from the confidentiality obligations under this Agreement in accordance with Section 4.

11. This Agreement is governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

12. No amendments, change or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the parties hereto.

13. This Agreement comprises the full and complete agreement of the parties hereto with respect to the disclosure of the Confidential Information and supersedes and cancels all prior communications, understandings, representations and agreements between the parties hereto, whether written or oral, expressed or implied.

14. Nothing contained in this Agreement may be construed as conveying any license or right, express or implied, to a Receiving Party by a Disclosing Party for any invention, patent application, patent, copyright, know-how, software, trade secret, trademark, other intellectual property right or application owned by Disclosing Party. Neither party represents or warrants that any type of business relationship between the parties related to the Purposes of this Agreement, the Confidential Information, or any other matter will be concluded between the parties. Nothing contained in this Agreement may be construed as constituting the relationship of the parties to be one of agent/principal, partner, joint-venture or employee/employer, or cause either party to be liable for any of the debts or obligations of the other, nor does either party has the right or authority to act for or incur any liability or obligation of any kind, express or implied, in the name of or on behalf of the other party hereto. This Agreement is binding on and inures to the benefit of the parties hereto, their respective successors and permitted assigns.

15. Any notice or communication required or permitted under this Agreement shall be deemed given if and when delivered personally or deposited in mail by certified or registered mail, return receipt requested, postage prepaid, or telecopied with answer back received and hard copy mailed as described above, addressed as indicated in the preamble of this Agreement or as the parties may otherwise notify each other of changes in address.

16. In case of any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the validity of any other provision of this Agreement, and such provision(s) is modified to the extent necessary to make it (them) enforceable.

17. Each party agrees that unless and until a definitive agreement between the parties with respect to any transaction has been executed and delivered, neither of the parties will be under any legal obligation of any kind whatsoever with respect to such transaction, except for those terms of this Agreement which are legally binding. Only those representations or warranties that are made by a party in a definitive agreement regarding a transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect. The term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or proposal. The parties agree that each party shall conduct the process for a possible transaction as such party in its sole discretion shall determine, which process the party may change at any time without prior notice to the other party. The parties further agree that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or its Representatives with regard to a possible transaction between the parties, and to terminate discussions and negotiations at any time.

18. All obligations of the parties under this Agreement will expire and be of no further force and effect on and after the date that is two (2) years after the date hereof.

19. This Agreement may be executed by any number of counterparts, each of which shall constitute an original Agreement, and all of which shall constitute one and the same instrument. The execution and delivery of this Agreement by facsimile or copy shall be deemed to be an original thereof.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have caused this Agreement to be executed in duplicate counterparts on the date first written above.

I-TRAX, INC.

By:	/s/ Yuri Rozenfeld
Name:     Yuri Rozenfeld

Title:	Senior Vice President

WALGREEN CO.

By:	/s/ Robert G. Zimmerman,
Name:     Robert G. Zimmerman,

Title:	Vice President